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                                                                      EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 25, 2003 on our review of interim financial information of Phelps Dodge Corporation (the "Company") as of and for the period ended June 30, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-104627, 333-67606, 333-61624 and 333-43890), its Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Nos. 33-44380 and 333-36415), its Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363,
33-34362, 33-62648, 333-42231, and 333-52175) and its Post-Effective Amendment
No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061).

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
July 28, 2003